UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 5, 2006, Gateway, Inc. (“Gateway”) entered into an agreement (the “Agreement”) with Scott Galloway and Firebrand Partners III, LLC (together with Mr. Galloway, and their respective affiliates, “Firebrand”), Harbinger Capital Partners Master Fund I, Ltd. (“HCPF”) and Harbinger Capital Partners Special Situations Fund, L.P. and its affiliates (together with HCPF, “Harbinger,” and collectively with Firebrand, the “H/F Group”). The agreement is described under Item 5.02 and is attached as exhibit 10.1, both incorporated herein by reference.

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gateway’s Board or Directors appointed Mr. Galloway to serve as a Class II director of the Board at its regularly scheduled Board meeting on December 5, 2006. He also was appointed as a member of the Corporate Governance & Nominating Committee. Mr. Galloway was appointed to the Board as part of the Agreement, which also provides that Gateway will appoint an additional independent director, mutually acceptable to the company and the H/F Group, to its Board by February 28, 2007. Mr. Galloway and the additional independent director will be nominated for re-election by stockholders at the Company’s 2007 Annual Meeting of Stockholders. The H/F Group also agreed to vote for Gateway’s director nominees and certain other matters at the 2007 Annual Meeting, and agreed not to solicit proxies for the election of any other directors, be the proponent of any stockholder proposal, seek to call a special meeting of stockholders, and agreed to refrain from certain other actions through December 31, 2007. Gateway’s Board agreed to undertake a review of the company’s stockholder rights plan and make associated recommendations prior to the 2007 Annual Meeting and recommend that stockholders approve a proposal to declassify the Board at the 2007 Annual Meeting. If the declassification proposal is approved, directors would be elected for annual terms beginning in 2008.

Mr. Galloway, 42, is a clinical associate professor at New York University’s Stern School of Business and is the managing member of investment firm Firebrand Partners LLC. He has been a director of RedEnvelope, Inc. since June 2006, a company he founded in 1997 and served as a director of from September 1997 to August 2000 and again from June 2002 to August 2004, serving as the Chairman of the Board of Directors from September 1997 to February 2000. In 1992, Mr. Galloway founded Prophet Brand Strategy, Inc., a brand consulting firm that employs over 100 professionals in the United States, Europe and Asia, and Mr. Galloway served as the Chief Executive Officer of Prophet Brand Strategy, Inc. from 1992 to 2000. From 2000 to 2002, Mr. Galloway served as the Chief Executive Officer and Chairman of the Board at Brand Farm, an e-commerce incubator. Mr. Galloway received an MBA from the Haas School of Business at the University of California at Berkeley and a BA in Economics from the University of California at Los Angeles.

Mr. Galloway will receive compensation for his board service consistent with the company’s non-employee director compensation plan. He will receive cash compensation of $50,000 per year, and was awarded $12,500 in Gateway common stock (one half of the annual amount, which is typically paid at the annual meeting), and a stock option grant for 12,000 shares (one half of the annual amount, which is typically paid at the annual meeting). Mr. Galloway also will receive $20,000 per year for service on the Corporate Governance & Nominating Committee.

At the December 5 Board meeting, Richard D. Snyder also was appointed as a member of the Corporate Governance & Nominating Committee, increasing the size of the committee to five members, and Douglas L. Lacey was changed from a Class II director to a Class I director, balancing the class sizes as required by Gateway’s certificate of incorporation.

The foregoing description of the Agreement is qualified in its entirety by the Agreement, a copy of which is attached hereto as exhibit 10.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 5, 2006, the Board of Directors adopted amendments to Gateway’s Bylaws (the “Amended Bylaws”) to amend Section 8 of the bylaws to make indemnification of officers and directors mandatory to the extent permitted by law.

The foregoing summary is qualified in its entirety by reference to the Amended Bylaws, a copy of which is attached as Exhibit 3.2 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Gateway, Inc.

10.1	Agreement, dated December 5, 2006, among Gateway, Inc., Scott Galloway and Firebrand Partners III, LLC, Harbinger Capital Partners Master Fund I, Ltd., and Harbinger Capital Partners Special Situations Fund, L.P. and its affiliates

99.1	Press release, dated December 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2006

GATEWAY, INC.

By:	/s/ Michael R. Tyler
Michael R. Tyler
Chief Legal and Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Gateway, Inc.

10.1	Agreement, dated December 5, 2006, among Gateway, Inc., Scott Galloway and Firebrand Partners III, LLC, Harbinger Capital Partners Master Fund I, Ltd., and Harbinger Capital Partners Special Situations Fund, L.P. and its affiliates

99.1	Press release, dated December 6, 2006